------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number
                                                  Expires:
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[  ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

   Lawson                           Donald              E.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   6820 Academy Parkway East NE
--------------------------------------------------------------------------------
                                    (Street)

   Albuquerque                      NM                   87109
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol

   LightPath Technologies, Inc.
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

   -
================================================================================
4. Statement for Month/Year

   August 1998
================================================================================
5. If Amendment, Date of Original (Month/Year)

================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

           President
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)
   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person
================================================================================

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                        Owner-
                                              Securities Acquired (A) or  Amount of     ship
                                              Disposed of (D)             Securities    Form:
                                 Transaction  (Instr. 3, 4 and 5)         Beneficially  Direct    Nature of
                                 Code         --------------------------  Owned at End  (D) or    Indirect
                   Transaction   (Instr. 8)              (A)              of Month      Indirect  Beneficial
Title of Security  Date          ------------ Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)         (mm/dd/yy)     Code     V             (D)              and 4)        (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------
                                                                                                     Voting
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

=============================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                               Number    Owner-
                                                                                               of        ship
                                                                                               Deriv-    of
            Conver-                                                                            ative     Deriv-
            sion                     Number of                       Title and Amount          Secur-    ative   Nature
            of                       Derivative                      of Underlying             ities     Secur-  of
            Exer-                    Securities    Date              Securities        Price   Bene-     ity:    In-
            cise            Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially  Direct  direct
            Price  Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-  Owned     (D) or  Bene-
            of     action   Code     of(D)         (Month/Day/Year)            Amount  ative   at End    In-     ficial
Title of    Deriv- Date     (Instr.  (Instr. 3,    ----------------            or      Secur-  of        direct  Owner-
Derivative  ative  (Month/  8)       4 and 5)      Date     Expira-            Number  ity     Month     (I)     ship
Security    Secur- Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)  ity    Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)      4)
------------------------------------------------------------------------------------------------------------------------
Class A                                                             Class A
Warrant     6.5    8/10/98    PV      1000         8/10/98  2/2001  Common     1000     $2.38   3750       D
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

========================================================================================================================

Explanation of Responses:

      /s/ Donald E. Lawson                                       8-28-98
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulatiob S-T.